Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits and Investment Committee of

SunCoke Energy, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the SunCoke Energy, Inc. Saving Restoration Plan of SunCoke Energy, Inc. of our report dated March 20, 2013 relating to the statement of financial position of the SunCoke Energy, Inc. Saving Restoration Plan as of December 31, 2012, and the related statement of changes in plan equity for the year ended December 31, 2012, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

March 20, 2013